UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 6, 2023

Date of Report (Date of earliest event reported)

Adverum Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36579	20-5258327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cardinal Way

Redwood City, CA 94063

(Address of principal executive offices, including zip code)

(650) 656-9323

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ADVM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 6, 2023, Adverum Biotechnologies, Inc. received a letter from the Nasdaq Listing Qualifications Staff of The Nasdaq Stock Market notifying Adverum that for the last 30 consecutive business days the bid price of Adverum’s common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements of Nasdaq listing rule 5450(a)(1).

The notification received has no immediate effect on the listing of Adverum’s common stock on Nasdaq. In accordance with listing rule 5810(c)(3)(A), Adverum has 180 calendar days, or until June 3, 2024, to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of Adverum’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days (or such longer period of time as the Nasdaq staff may require in some circumstances, but generally not more than 20 consecutive business days) before June 3, 2024.

If Adverum’s common stock does not achieve compliance by June 3, 2024, Adverum may be eligible for an additional 180-day period to regain compliance if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and provides written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq staff that Adverum will not be able to cure the deficiency, or if Adverum does not meet the other listing standards, Nasdaq could provide notice that Adverum’s common stock will become subject to delisting. In the event Adverum receives notice that its common stock is being delisted, Nasdaq rules permit Adverum to appeal any delisting determination by the Nasdaq staff to a Hearings Panel.

Adverum currently meets the continued listing requirement for market value of publicly held shares and all other initial listing standards of The Nasdaq Capital Market, with the exception of the bid price requirement. Adverum intends to actively monitor the closing bid price of its common stock between now and June 3, 2024, and will evaluate available options to resolve the deficiency and regain compliance with the minimum bid price rule. In particular, if Adverum’s stock price does not increase above the minimum bid threshold within this time period, Adverum expects to implement a reverse stock split before June 3, 2024; Adverum may also determine to implement a reverse stock split even if not necessary to regain compliance with the Nasdaq bid price requirement. At Adverum’s last annual meeting of stockholders, Adverum received stockholder approval for a reverse stock split at a ratio of 1-for-5, 1-for-7, 1-for-10, 1-for-12 or 1-for-20 (such ratio to be determined in the sole discretion of the Board of Directors), which approval is valid through June 9, 2024. Consequently, Adverum’s Board of Directors has the ability to implement a reverse stock split prior to such date without further action by our stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adverum Biotechnologies, Inc.

Date: December 8, 2023	By:	/s/ Laurent Fischer
Laurent Fischer, M.D. President and Chief Executive Officer